PRESS RELEASE
COMCAST REPORTS 2nd QUARTER 2026 RESULTS
PHILADELPHIA - July 23, 2026… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2026.
“Second quarter results show continued progress against our strategic priorities," said Brian L. Roberts and Mike Cavanagh, co-CEOs of Comcast Corporation. "In Connectivity & Platforms, our strategic pivot in broadband is gaining traction, and we are seeing that progress extend across the broader connectivity portfolio. We delivered our best wireless quarter ever, surpassing 10 million total lines, while penetration remains below 7% of addressable wireless lines in our footprint - giving us substantial runway to deepen convergence and grow customer relationships. Business Services also continued its industry-leading growth, reinforcing the strength and breadth of our portfolio. Within Content & Experiences, Media delivered mid-single digit EBITDA growth and Peacock reached profitability for the first time, supported by a broad slate of sports, entertainment and major live events that drove strong engagement across our platforms. Our Studios continued to perform at a high level across franchises, animation, originals and specialty titles, capped by the recent success of The Odyssey. While we are seeing some near-term softness in Theme Parks, we remain confident in the long-term opportunity, supported by our world-class brands, attractive locations and proven ability to create attractions and experiences that drive real consumer demand. Across the company, we generated $4.6 billion of free cash flow, returned $2.1 billion to shareholders and announced our intention to separate NBCUniversal and Sky - an important step toward creating two focused companies with the financial strength and flexibility to pursue their respective growth strategies."

($ in millions, except per share data)
	2nd Quarter
Consolidated Results	2026	2025	Change

Revenue	$29,940	$30,313	(1.2%)
Pro Forma Revenue[1]	$29,568	$28,249	4.7%
Net Income Attributable to Comcast	$3,526	$11,123	(68.3%)
Adjusted Net Income[2]	$3,710	$4,653	(20.3%)
Adjusted EBITDA[3]	$8,902	$10,283	(13.4%)
Pro Forma Adjusted EBITDA[1]	$8,923	$9,423	(5.3%)
Earnings per Share[4]	$0.99	$2.98	(66.9%)
Adjusted Earnings per Share[2]	$1.04	$1.25	(16.7%)
Net Cash Provided by Operating Activities	$8,092	$7,815	3.5%
Free Cash Flow[5]	$4,604	$4,501	2.3%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2026 Highlights:
•Generated Consolidated Adjusted EBITDA of $8.9 Billion, Adjusted EPS of $1.04 and Free Cash Flow of $4.6 Billion
•Returned $2.1 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $900 Million in Share Repurchases
•Continued to Gain Traction with Our New Go-to-Market Strategy Reflected by Domestic Residential Broadband Customer Net Losses Improving by 34,000 Year-over-Year, and Domestic Wireless Customer Line Net Additions of 448,000 - Our Best Quarterly Result on Record; Total Wireless Lines Increased to 10.2 Million, with Penetration at 7% of Total Addressable Wireless Lines in Our Footprint
•Business Services Connectivity Revenue Increased 3.7% to $2.7 Billion, EBITDA Increased 5.0% to $1.5 Billion and EBITDA Margin Was 56.7%
•Peacock Achieved Quarterly Profitability for the First Time Ever with EBITDA of $189 Million, Increasing $290 Million Year-over-Year; Paid Subscribers Increased by 2 Million Net Additions in the Quarter to 48 Million, Driven by NBA Playoffs, FIFA World Cup and Love Island USA

•Studios EBITDA Increased $141 Million Year-over-Year Driven by the Successful Theatrical Performances of The Super Mario Galaxy Movie, Obsession and the International Distribution of Michael; The Super Mario Galaxy Movie Grossed Over $1 Billion in Worldwide Box Office Year-to-Date, Pushing the Franchise's Cumulative Total Past $2 Billion; Obsession Grossed Over $400 Million in Worldwide Box Office Year-to-Date, Becoming Focus Features' Highest-Grossing Film in History
•FIFA World Cup 2026 Drove Record-Breaking Engagement Across Telemundo and Peacock, with the Top Ten Most-Watched Matches in Spanish Language History
•Announced the Intention to Separate into Two Publicly Traded Companies Through a Tax-Free Spin-off of NBCUniversal and Sky

2nd Quarter Consolidated Financial Results
\
Revenue decreased 1.2% compared to the prior year period. Net Income Attributable to Comcast was $3.5 billion, compared to $11.1 billion in the prior year period, which included a $9.4 billion gain from the sale of our interest in Hulu. Adjusted Net Income decreased 20.3%. Adjusted EBITDA decreased 13.4%. On a pro forma basis to reflect the Versant separation, which was completed on January 2, 2026, and the sale of our Sky operations in Germany, which was completed on May 31, 2026, revenue increased 4.7% and Adjusted EBITDA decreased 5.3%.

Earnings per Share (EPS) decreased 66.9% to $0.99. Adjusted EPS decreased 16.7% to $1.04.

Capital Expenditures increased 8.3% to $2.9 billion. Connectivity & Platforms’ capital expenditures increased 19.9% to $2.3 billion, primarily reflecting higher spending on scalable infrastructure and customer premise equipment. Content & Experiences' capital expenditures decreased 20.4% to $584 million, primarily reflecting the opening of Epic Universe in May 2025.

Net Cash Provided by Operating Activities was $8.1 billion. Free Cash Flow was $4.6 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 33.8 million of its shares for $900 million, resulting in a total return of capital to shareholders of $2.1 billion. On June 29, 2026, Comcast announced it would pause its share repurchase program as it works through the separation of its businesses into two independent publicly traded companies.

Connectivity & Platforms

($ in millions)				Constant Currency Change[7]
	2nd Quarter
	2026	2025[6]	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,124	$17,839	(4.0%)	(4.3%)
Business Services Connectivity	2,671	2,575	3.7%	3.7%
Total Connectivity & Platforms Revenue	$19,795	$20,414	(3.0%)	(3.2%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,448	$7,006	(8.0%)	(8.0%)
Business Services Connectivity	1,516	1,444	5.0%	5.0%
Total Connectivity & Platforms Adjusted EBITDA	$7,964	$8,450	(5.7%)	(5.8%)

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	37.7%	39.3%	(160) bps	(150) bps
Business Services Connectivity	56.7%	56.1%	60 bps	60 bps
Total Connectivity & Platforms Adjusted EBITDA Margin	40.2%	41.4%	(120) bps	(110) bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Connectivity & Platforms decreased compared to the prior year period. Adjusted EBITDA decreased due to a decline in Residential Connectivity & Platforms, partially offset by growth in Business

Services Connectivity. Residential Connectivity & Platforms revenue and Adjusted EBITDA reflect the investment in our new go-to-market strategy. Adjusted EBITDA margin was 40.2%.

(in thousands)			Net Additions / (Losses)

			2nd Quarter
	2Q26	2Q25	2026	2025
Residential Connectivity & Platforms Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	30,179	30,746	(166)	(223)
International Residential Connectivity & Platforms Customer Relationships[8]	17,539	17,573	(64)	(102)
Total Residential Connectivity & Platforms Customer Relationships[8]	47,718	48,318	(230)	(325)

Total Domestic Broadband Residential Customers	28,486	28,989	(167)	(201)

Total Domestic Wireless Lines	10,187	8,527	448	378

Total Domestic Video Customers	10,668	11,771	(280)	(325)

Total Customer Relationships for Residential Connectivity & Platforms decreased by 230,000 to 47.7 million, reflecting a decrease in domestic and international residential customer relationships. Total domestic broadband residential customer net losses were 167,000, total domestic wireless line net additions were 448,000 and total domestic video customer net losses were 280,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[7]
	2nd Quarter
	2026	2025[6,9]	Change

Revenue
Domestic Broadband	$6,280	$6,649	(5.5%)	(5.5%)
Domestic Wireless Service	1,007	882	14.2%	14.2%
Domestic Convergence Revenue	7,287	7,530	(3.2%)	(3.2%)
Domestic Wireless Equipment	404	313	28.8%	28.8%
International Connectivity	1,246	1,219	2.2%	1.3%
Total Residential Connectivity	8,937	9,063	(1.4%)	(1.5%)
Video	6,092	6,605	(7.8%)	(8.2%)
Advertising	962	951	1.1%	0.7%
Other	1,133	1,219	(7.0%)	(7.2%)
Total Revenue	$17,124	$17,839	(4.0%)	(4.3%)

Operating Expenses
Programming	$3,698	$3,998	(7.5%)	(7.9%)
Non-Programming	6,977	6,835	2.1%	1.7%
Total Operating Expenses	$10,676	$10,834	(1.5%)	(1.8%)

Adjusted EBITDA	$6,448	$7,006	(8.0%)	(8.0%)
Adjusted EBITDA Margin	37.7%	39.3%	(160) bps	(150) bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Residential Connectivity & Platforms decreased compared to the prior year period, reflecting decreases in video, domestic broadband and other revenue, partially offset by increases in domestic wireless service, domestic wireless equipment, international connectivity and advertising revenue. Domestic broadband revenue decreased due to lower average rates and a decline in the number of domestic broadband customers. Domestic wireless service revenue increased due to an increase in the number of customer lines. Domestic wireless equipment revenue increased due to an increase in device sales. International connectivity revenue increased primarily due to an increase in wireless revenue, reflecting higher equipment and services revenue, as well as the positive impact of foreign currency. Video revenue decreased primarily due to a decline in the number of video customers. Advertising revenue increased primarily due to higher domestic political advertising and higher revenue from our advanced advertising business, partially offset by lower domestic nonpolitical advertising and lower international advertising. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms decreased due to lower revenue, partially offset by lower operating expenses. Programming expenses decreased primarily due to a decline in the number of domestic video customers. Non-programming expenses increased primarily reflecting an increase in direct product costs, mainly due to growth in our domestic wireless business, higher marketing and promotion costs and the impact of foreign currency. Adjusted EBITDA margin was 37.7%.

Business Services Connectivity

($ in millions)				Constant Currency Change[7]
	2nd Quarter
	2026	2025	Change

Revenue	$2,671	$2,575	3.7%	3.7%
Operating Expenses	1,155	1,131	2.1%	2.1%
Adjusted EBITDA	$1,516	$1,444	5.0%	5.0%
Adjusted EBITDA Margin	56.7%	56.1%	60 bps	60 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Business Services Connectivity increased primarily due to an increase in revenue from enterprise solutions offerings.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in marketing and promotion expenses and direct product costs. Adjusted EBITDA margin was 56.7%.

Content & Experiences

($ in millions)
	2nd Quarter
	2026	2025[6]	Change
Content & Experiences Revenue
Media	$5,691	$4,543	25.3%
Excluding FIFA World Cup[10]	5,250	4,543	15.6%
Studios	3,040	2,432	25.0%
Theme Parks	2,413	2,349	2.7%
Headquarters & Other	18	9	112.4%
Eliminations	(435)	(604)	27.9%
Total Content & Experiences Revenue	$10,728	$8,730	22.9%

Content & Experiences Adjusted EBITDA
Media	$708	$683	3.7%
Studios	202	61	NM
Theme Parks	609	641	(5.1%)
Headquarters & Other	(214)	(201)	(6.7%)
Eliminations	25	56	55.0%
Total Content & Experiences Adjusted EBITDA	$1,329	$1,241	7.1%
NM=comparison not meaningful.

Revenue for Content & Experiences increased compared to the prior year period driven by Media, which included $440 million of incremental revenue from the FIFA World Cup, and Studios. Adjusted EBITDA for Content & Experiences increased primarily due to growth in Studios and Media, partially offset by a decline in Theme Parks.

Media

($ in millions)
	2nd Quarter
	2026	2025[6]	Change
Revenue
Domestic Advertising	$2,163	$1,395	55.0%
Excluding FIFA World Cup[10]	1,723	1,395	23.5%
Domestic Distribution	1,993	1,632	22.1%
International Networks	1,330	1,254	6.1%
Other	204	261	(21.9%)
Total Revenue	$5,691	$4,543	25.3%
Excluding FIFA World Cup[10]	5,250	4,543	15.6%
Operating Expenses	4,983	3,860	29.1%
Adjusted EBITDA	$708	$683	3.7%

Revenue for Media increased primarily due to higher domestic advertising and domestic distribution revenue. Excluding $440 million of incremental revenue from the FIFA World Cup, Media revenue increased 15.6%. Domestic advertising revenue increased, including the impact of the FIFA World Cup. Excluding the incremental revenue associated with this event, domestic advertising revenue increased reflecting the positive impact of the NBA this quarter and higher revenue at Peacock. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by higher average rates and an increase in paid subscribers compared to the prior year period.

Adjusted EBITDA for Media increased due to higher revenue partially offset by higher operating expenses. The increase in operating expenses primarily reflects higher programming costs associated with NBA rights and the FIFA World Cup in the current year period. Media results include $1.9 billion of revenue and Adjusted EBITDA11 of $189 million related to Peacock, which includes amounts attributable to the FIFA World Cup, compared to $1.2 billion of revenue and an Adjusted EBITDA11 loss of $101 million in the prior year period.

Studios

($ in millions)
	2nd Quarter
	2026	2025[6]	Change
Revenue
Content Licensing	$1,799	$1,805	(0.3%)
Theatrical	972	284	NM
Other	269	343	(21.5%)
Total Revenue	$3,040	$2,432	25.0%
Operating Expenses	2,839	2,372	19.7%
Adjusted EBITDA	$202	$61	NM

NM=comparison not meaningful.

Revenue for Studios increased due to higher theatrical revenue, driven by the successful performance of recent releases, including The Super Mario Galaxy Movie, Obsession and the international distribution of Michael. Content licensing revenue was consistent as lower content licensing revenue at our film studios was offset by higher content licensing revenue at our television studios.

Adjusted EBITDA for Studios increased due to higher revenue, which more than offset higher operating expenses. The higher operating expenses reflected higher programming and production expenses, primarily due to higher costs associated with theatrical releases, as well as higher marketing and promotion expenses primarily due to increased spending on recent and upcoming theatrical releases.

Theme Parks

($ in millions)
	2nd Quarter
	2026	2025[6]	Change

Revenue	$2,413	$2,349	2.7%
Operating Expenses	1,805	1,708	5.7%
Adjusted EBITDA	$609	$641	(5.1%)

Revenue for Theme Parks increased primarily due to higher revenue at our theme parks in Orlando driven by the successful opening of Epic Universe in May 2025, partially offset by lower revenue at our international parks.

Adjusted EBITDA for Theme Parks decreased, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily due to operating costs associated with our domestic parks.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the second quarter was $214 million, compared to a loss of $201 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $435 million, compared to $604 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $25 million, compared to a benefit of $56 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	2nd Quarter
	2026	2025[6]	Change
Corporate & Other
Revenue	$368	$322	14.5%
Operating Expenses	742	609	21.9%
Adjusted EBITDA	($374)	($287)	(30.2%)

Eliminations
Revenue	($1,324)	($1,217)	8.8%
Operating Expenses	(1,327)	(1,237)	7.3%
Adjusted EBITDA	$3	$20	(83.4%)
Amounts for 2025 exclude the impacts of Versant and our Sky operations in Germany. Amounts for 2026 exclude the impacts of our Sky operations in Germany through the date of sale. See Table 8 for the reconciliation to consolidated results.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our regional sports networks; and Comcast Spectacor, which owns the Philadelphia Flyers and the Xfinity Mobile Arena in Philadelphia, Pennsylvania. Corporate & Other Adjusted EBITDA decreased primarily reflecting higher costs related to corporate functions and lower revenue associated with our regional sports networks.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.3 billion, compared to $1.2 billion in the prior year period, and Adjusted EBITDA eliminations were a benefit of $3 million compared to a benefit of $20 million in the prior year period.

Notes:
1Certain financial information is presented on a pro forma basis in connection with the separation of Versant, which was completed on January 2, 2026 (the “Versant Separation”), and the sale of our Sky operations in Germany, which was completed on May 31, 2026 (the "Sale"). The pro forma financial measures are non-GAAP financial measures and are presented as if the Versant Separation and the Sale had both occurred on January 1, 2024. The pro forma information is primarily based on historical results of operations and includes pro forma adjustments in accordance with Article 11 of Regulation S-X that are directly attributable to the Versant Separation and the Sale. For the Versant Separation, this includes adjustments related to the commercial services agreement for the sale and use of Versant’s advertising and promotional inventory. This pro forma information is not necessarily indicative of future results. See Table 8 for reconciliations of non-GAAP financial measures.
2We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
3We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
4All earnings per share amounts are presented on a diluted basis.
5We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
6Beginning in the first quarter of 2026, we updated the composition of our segments to align with the segment-level information that is regularly provided to our chief operating decision maker, including (1) adjusting the Media segment to exclude the historical results of Versant; (2) reclassifying the results of our regional sports networks to Corporate and other from the Media segment; (3) reclassifying the results of Xumo, our streaming platform joint venture with Charter Communications, to the Residential Connectivity & Platforms segment from Corporate and other; (4) reclassifying certain shared expenses into the related Media, Studios and Theme Parks segments from Content & Experiences Headquarters & Other; and (5) adjusting the Media segment and Versant for the effects of our commercial services agreement. Prior periods have been reclassified to reflect the current year presentation.
7Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
8Residential Connectivity & Platforms customer relationships and International Residential Connectivity & Platforms customer relationships were updated in the first quarter of 2026 due to a conforming change in methodology, resulting in a decrease of 125,000 customers. There was no impact to net additions and information for all periods have been recast on a comparable basis.
9Beginning in the first quarter of 2026, commission revenue from the sale of certain direct to consumer (“DTC”) streaming services is presented in domestic broadband revenue or video revenue based on whether a customer is entitled to receive the DTC streaming service through a broadband or video service offering. Domestic broadband revenue also includes revenue from streaming devices available to our broadband customers. Previously, all of these amounts were in video revenue. Prior periods have been reclassified to reflect the current year presentation.
10From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 for reconciliations of non-GAAP financial measures.
11Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are presented on a consistent basis with the respective segments and disaggregated in accordance with GAAP.
Numerical information is presented on a rounded basis using actual amounts, unless otherwise noted. The change in Peacock paid subscribers is calculated using rounded paid subscriber amounts. Minor differences in totals and percentage calculations may exist due to rounding.
Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 23, 2026, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available today, July 23, 2026, starting at 11:30 a.m. ET on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.
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Investor Contacts:		Press Contacts:
Marci Ryvicker	Marci_Ryvicker@Comcast.com	Jennifer Khoury	Jennifer_Khoury@Comcast.com
(215) 531-3296
Jane Kearns	Jane_Kearns@Comcast.com	John Demming	John_Demming@Comcast.com
(215) 429-4744
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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; significant tax liability if the separation of Versant is not tax-free; laws and regulations; adverse decisions in litigation or governmental investigations; risks related to our intention to separate NBCUniversal and Sky in a spin-off; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$29,940	$30,313	$61,396	$60,199

Costs and expenses
Programming and production	8,389	7,576	19,273	15,991
Marketing and promotion	2,258	2,168	4,422	4,239
Other operating and administrative	10,445	10,422	20,853	20,314
Depreciation	2,391	2,349	4,724	4,580
Amortization	1,297	1,805	2,829	3,423
	24,780	24,320	52,101	48,548

Operating income	5,160	5,992	9,296	11,650

Interest expense	(1,052)	(1,105)	(2,146)	(2,155)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	285	(29)	(106)	(222)
Realized and unrealized gains (losses) on equity securities, net	(13)	136	(18)	112
Other income (loss), net	232	9,652	319	9,754
	503	9,760	195	9,644

Income before income taxes	4,612	14,647	7,345	19,139

Income tax (expense) benefit	(1,194)	(3,603)	(1,899)	(4,799)

Net income	3,419	11,044	5,445	14,340

Less: Net income (loss) attributable to noncontrolling interests	(107)	(79)	(254)	(158)

Net income attributable to Comcast Corporation	$3,526	$11,123	$5,699	$14,498

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.99	$2.98	$1.59	$3.86

Diluted weighted-average number of common shares	3,570	3,727	3,593	3,756

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2026	2025

OPERATING ACTIVITIES
Net income	$5,445	$14,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,553	8,003
Share-based compensation	786	703
Noncash interest expense (income), net	253	253
Net (gain) loss on investment activity and other	(84)	(9,390)
Deferred income taxes	1,427	2,556
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(1,338)	1,023
Film and television costs, net	873	188
Accounts payable and accrued expenses related to trade creditors	958	34
Other operating assets and liabilities	(891)	(1,602)

Net cash provided by operating activities	14,983	16,109

INVESTING ACTIVITIES
Capital expenditures	(5,253)	(4,930)
Cash paid for intangible assets	(1,226)	(1,257)
Construction of Universal Beijing Resort	—	(3)
Acquisitions, net of cash acquired	—	(1,279)
Proceeds from sales of businesses and investments	106	659
Purchases of investments	(485)	(1,132)
Other	367	39

Net cash (used in) investing activities	(6,491)	(7,903)

FINANCING ACTIVITIES
Proceeds from borrowings	1,990	2,494
Repurchases and repayments of debt	(7,344)	(1,856)
Repurchases of common stock under repurchase program and employee plans	(2,507)	(4,066)
Dividends paid	(2,432)	(2,462)
Cash transferred to Versant, net	(750)	—
Other	(270)	9

Net cash (used in) financing activities	(11,313)	(5,881)

Impact of foreign currency on cash, cash equivalents and restricted cash	(4)	46

Increase (decrease) in cash, cash equivalents and restricted cash	(2,824)	2,371

Cash, cash equivalents and restricted cash, beginning of period	10,559	7,377

Cash, cash equivalents and restricted cash, end of period	$7,735	$9,748

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30,	December 31,
	2026	2025
ASSETS

Current Assets
Cash and cash equivalents	$7,661	$9,481
Receivables, net	13,955	13,869
Other current assets	4,718	6,217
Total current assets	26,335	29,567

Film and television costs	10,467	12,214

Investments	7,828	7,952

Property and equipment, net	66,127	65,680

Goodwill	53,070	61,502

Franchise rights	59,365	59,365

Other intangible assets, net	19,687	22,474

Other noncurrent assets, net	14,669	13,877

	$257,548	$272,631

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,864	$11,058
Deferred revenue	3,787	4,097
Accrued expenses and other current liabilities	11,325	12,410
Current portion of debt	6,117	5,958
Total current liabilities	33,093	33,524

Noncurrent portion of debt	84,264	92,979

Deferred income taxes	28,940	27,788

Other noncurrent liabilities	21,296	20,965

Redeemable noncontrolling interests	185	224

Equity
Comcast Corporation shareholders' equity	89,763	96,903
Noncontrolling interests	7	249
Total equity	89,770	97,151

	$257,548	$272,631

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2026	2025	2026	2025
Net income attributable to Comcast Corporation	$3,526	$11,123	$5,699	$14,498
Net income (loss) attributable to noncontrolling interests	(107)	(79)	(254)	(158)
Income tax expense (benefit)	1,194	3,603	1,899	4,799
Interest expense	1,052	1,105	2,146	2,155
Investment and other (income) loss, net	(503)	(9,760)	(195)	(9,644)
Depreciation	2,391	2,349	4,724	4,580
Amortization	1,297	1,805	2,829	3,423
Transaction costs(1)	—	36	51	55
Transaction-related costs(1)	—	75	—	77
Other adjustments (2)	55	26	(68)	29
Adjusted EBITDA	$8,902	$10,283	$16,831	$19,815

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2026	2025	2026	2025
Net cash provided by operating activities	$8,092	$7,815	$14,983	$16,109
Capital expenditures	(2,902)	(2,679)	(5,253)	(4,930)
Cash paid for capitalized software and other intangible assets	(587)	(636)	(1,226)	(1,257)
Free Cash Flow	$4,604	$4,501	$8,505	$9,921

(1)	Transaction costs are incremental costs directly related to effectuating the Versant Separation and primarily include advisory, legal and audit fees, as well as legal entity separation costs. Transaction-related costs are incremental costs incurred related to the Versant Separation, including costs that reflect strategic decisions about how the stand-alone Versant business will be structured or operated, which may be different than if it remained part of Comcast. Transaction-related costs primarily include certain separation-related employee compensation, severance and retention bonuses; IT separation and implementation costs; and other one-time costs.

(2)	Amounts represent the impact of certain other events, gains, losses or other charges that are excluded from Adjusted EBITDA. The three and six months ended June 30, 2026 include certain share-based compensation expenses and costs related to our investment portfolio. The six months ended June 30, 2026 also include a gain related to a legal settlement. The three and six months ended June 30, 2025 include costs related to our investment portfolio.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2026		2025		2026		2025
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,526	$0.99	$11,123	$2.98	$5,699	$1.59	$14,498	$3.86
Change	(68.3%)	(66.9%)			(60.7%)	(58.9%)

Amortization of acquisition-related intangible assets(1)	403	0.11	622	0.17	808	0.22	1,228	0.33
Investments(2)	(251)	(0.07)	(96)	(0.03)	7	—	36	0.01
Items affecting period-over-period comparability:
Long-lived asset impairments(3)	—	—	155	0.04	130	0.04	155	0.04
Transaction costs(4)	—	—	31	0.01	45	0.01	49	0.01
Transaction-related costs(5)	—	—	66	0.02	—	—	67	0.02
Sale of Sky operations in Germany(6)	(11)	0.00	—	—	(68)	(0.02)	—	—
Gain related to investment(7)	—	—	(7,072)	(1.90)	—	—	(7,072)	(1.88)
Tax benefit from internal corporate reorganization(8)	—	—	(177)	(0.05)	—	—	(177)	(0.05)
Other adjustments(9)	44	0.01	—	—	(48)	(0.01)	—	—

Adjusted Net income and Adjusted EPS	$3,710	$1.04	$4,653	$1.25	$6,574	$1.83	$8,784	$2.34
Change	(20.3%)	(16.7%)			(25.2%)	(21.8%)

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Amortization of acquisition-related intangible assets before income taxes	$525	$810	$1,052	$1,600
Amortization of acquisition-related intangible assets, net of tax	$403	$622	$808	$1,228
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Realized and unrealized (gains) losses on equity securities, net	$13	($136)	$18	($112)
Equity in net (income) losses of investees, net and other	(345)	8	(10)	156
Investments before income taxes	(331)	(128)	9	44
Investments, net of tax	($251)	($96)	$7	$36
(3)Year to date 2026 net income attributable to Comcast Corporation includes $171 million, $130 million net of tax, of long-lived asset impairments. 2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes $155 million of long-lived asset impairments.
(4)Year to date 2026 net income attributable to Comcast Corporation includes $51 million, $45 million net of tax, of transaction costs related to the Versant Separation. 2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes $36 million and $55 million, $31 million and $49 million net of tax, respectively, of transaction costs related to the Versant Separation. Transaction costs are incremental costs directly related to effectuating the separation and primarily include advisory, legal and audit fees, and legal entity separation costs.
(5)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes $75 million and $77 million, $66 million and $67 million net of tax, respectively, of transaction-related costs related to the Versant Separation. Transaction-related costs are incremental costs incurred related to the separation, including costs that reflect strategic decisions about how the stand-alone Versant business will be structured or operated, which may be different than if it remained part of Comcast. Transaction-related costs primarily include certain separation-related employee compensation, severance and retention bonuses; IT separation and implementation costs; and other one-time costs.
(6)2nd quarter and year to date 2026 net income attributable to Comcast Corporation includes a loss of $9 million in depreciation expense, $7 million net of tax, due to the sale of our Sky operations in Germany. 2nd quarter and year to date 2026 also includes an $18 million and $75 million income tax benefit, respectively, related to assets of our Sky operations in Germany that were sold on May 31, 2026.

(7)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes a $9.4 billion pre-tax gain in other income (loss), net, $7.1 billion net of tax, related to the sale of our interest in Hulu.
(8)2nd quarter and year to date 2025 net income attributable to Comcast Corporation includes a $177 million income tax benefit due to an internal corporate reorganization.
(9)2nd quarter 2026 net income attributable to Comcast Corporation includes $58 million, $44 million net of tax, related to certain share-based compensation expenses. Year to date 2026 net income attributable to Comcast Corporation includes $(65) million, $(48) million net of tax, of other adjustments, which includes a gain related to a legal settlement and certain share-based compensation expenses.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,839	$45	$17,884	$35,504	$346	$35,851
Business Services Connectivity	2,575	—	2,575	5,071	2	5,073
Total Connectivity & Platforms Revenue	$20,414	$45	$20,459	$40,575	$348	$40,923

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$7,006	$4	$7,010	$13,848	$42	$13,890
Business Services Connectivity	1,444	—	1,444	2,866	(1)	2,865
Total Connectivity & Platforms Adjusted EBITDA	$8,450	$4	$8,454	$16,714	$41	$16,755

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	39.3%	(10) bps	39.2%	39.0%	(30) bps	38.7%
Business Services Connectivity	56.1%	— bps	56.1%	56.5%	— bps	56.5%
Total Connectivity & Platforms Adjusted EBITDA Margin	41.4%	(10) bps	41.3%	41.2%	(30) bps	40.9%

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,649	$—	$6,649	$13,327	$—	$13,327
Domestic wireless service	882	—	882	1,732	—	1,732
Domestic convergence revenue	7,530	—	7,530	15,059	—	15,059
Domestic wireless equipment	313	—	313	587	—	587
International connectivity	1,219	10	1,230	2,351	94	2,445
Total residential connectivity	$9,063	$10	$9,074	$17,997	$94	$18,091
Video	6,605	28	6,634	13,206	197	13,403
Advertising	951	4	955	1,850	30	1,880
Other	1,219	3	1,222	2,452	26	2,478
Total Revenue	$17,839	$45	$17,884	$35,504	$346	$35,851

Operating Expenses
Programming	$3,998	18	$4,016	$8,105	$128	$8,233
Non-Programming	6,835	22	6,858	13,551	176	13,728
Total Operating Expenses	$10,834	$41	$10,874	$21,657	$304	$21,961

Adjusted EBITDA	$7,006	$4	$7,010	$13,848	$42	$13,890
Adjusted EBITDA Margin	39.3%	(10) bps	39.2%	39.0%	(30) bps	38.7%

TABLE 7

Reconciliation of Media Revenue Excluding Olympics, Super Bowl and FIFA World Cup (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2026	2025	Change	2026	2025	Change

Revenue	$5,691	$4,543	25.3%	$12,970	$9,069	43.0%

Milan Cortina Olympics	—	—		1,420	—

2026 Super Bowl	—	—		758	—

2026 FIFA World Cup	440	—		440	—

Revenue excluding Olympics, Super Bowl and FIFA World Cup	$5,250	$4,543	15.6%	$10,352	$9,069	14.1%

Reconciliation of Media Domestic Advertising Revenue Excluding Olympics, Super Bowl and FIFA World Cup (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2026	2025	Change	2026	2025	Change

Revenue	$2,163	$1,395	55.0%	$5,616	$2,863	96.2%

Milan Cortina Olympics	—	—		1,159	—

2026 Super Bowl	—	—		758	—

2026 FIFA World Cup	440	—		440	—

Revenue excluding Olympics, Super Bowl and FIFA World Cup	$1,723	$1,395	23.5%	$3,259	$2,863	13.8%

Reconciliation of Media Domestic Distribution Revenue Excluding Olympics (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2026	2025	Change	2026	2025	Change

Revenue	$1,993	$1,632	22.1%	$4,276	$3,299	29.6%

Milan Cortina Olympics	—	—		262	—

Revenue excluding Olympics	$1,993	$1,632	22.1%	$4,014	$3,299	21.7%

TABLE 8

Reconciliation of Pro Forma Consolidated Revenue (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2026	2025	Change	2026	2025	Change

Consolidated Revenue	$29,940	$30,313	(1.2)%	$61,396	$60,199	2.0%

Less: Versant	—	1,770		—	3,539

Less: Sky operations in Germany	384	554		966	1,071

Less: Eliminations	(12)	(261)		(29)	(524)

Pro Forma Consolidated Revenue	$29,568	$28,249	4.7%	$60,460	$56,114	7.7%

Reconciliation of Pro Forma Consolidated Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2026	2025	Change	2026	2025	Change

Net income attributable to Comcast Corporation	$3,526	$11,123		$5,699	$14,498
Net income (loss) attributable to noncontrolling interests	(107)	(79)		(254)	(158)
Income tax expense (benefit)	1,194	3,603		1,899	4,799
Interest expense	1,052	1,105		2,146	2,155
Investment and other (income) loss, net	(503)	(9,760)		(195)	(9,644)
Depreciation	2,391	2,349		4,724	4,580
Amortization	1,297	1,805		2,829	3,423
Transaction costs(1)	—	36		51	55
Transaction-related costs(1)	—	75		—	77
Other adjustments (2)	55	26		(68)	29
Adjusted EBITDA	$8,902	$10,283	(13.4%)	$16,831	$19,815	(15.1%)

Less: Versant	—	789		—	1,623

Less: Sky operations in Germany	(20)	64		(59)	61

Less: Eliminations	—	7		—	13

Pro Forma Consolidated Adjusted EBITDA	$8,923	$9,423	(5.3)%	$16,890	$18,118	(6.8)%

(1)Transaction costs are incremental costs directly related to effectuating the Versant Separation and primarily include advisory, legal and audit fees, as well as legal entity separation costs. Transaction-related costs are incremental costs incurred related to the Versant Separation, including costs that reflect strategic decisions about how the stand-alone Versant business will be structured or operated, which may be different than if it remained part of Comcast. Transaction-related costs primarily include certain separation-related employee compensation, severance and retention bonuses; IT separation and implementation costs; and other one-time costs.
(2)Amounts represent the impact of certain other events, gains, losses or other charges that are excluded from Adjusted EBITDA. The three and six months ended June 30, 2026 include costs related to our investment portfolio and certain share-based compensation expenses. The six months ended June 30, 2026 also include a gain related to a legal settlement. The three and six months ended June 30, 2025 include certain costs related to our investment portfolio.